May 31, 1994

Board of Directors
USBANCORP, Inc.
Main and Franklin Streets
Johnstown, PA  15901

Re:  USBANCORP, Inc. 1991 Stock Option Plan

Ladies and Gentlemen:

     You have asked us to provide you with our opinion whether the shares of USBANCORP, Inc. ("USBANCORP") common stock ($2.50 par value) (the "Common Stock") which may be issued from time to time pursuant to the exercise of options issued under the USBANCORP, Inc. 1991 Stock Option Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

     In connection with this matter, we, as counsel to USBANCORP, Inc., have reviewed the following:

     1. the Pennsylvania Business Corporation Law of 1988, as amended;

     2.   USBANCORP's Articles of Incorporation, as amended;

     3.   USBANCORP's By-Laws, as amended;

     4. resolutions adopted by USBANCORP's Board of Directors on May 27, 1994; and

     5.   the Plan.

     Based upon such review, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Plan, when and as issued in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement which the Company is filing this date in connection with the registration of 128,000 shares of Common Stock issuable under the Plan. In giving this consent, however, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely yours,

                                   STEVENS & LEE
WRK/db